Exhibit 4.1

SPECTRUM BRANDS, INC.

Each of the Guarantors PARTY HERETO

and

U.S. BANK NATIONAL ASSOCIATION, as Trustee

SUPPLEMENTAL INDENTURE

Dated as of March 15, 2010

to

INDENTURE

Dated as of August 28, 2009

Between

SPECTRUM BRANDS, INC.

Each of the Guarantors PARTY THERETO

and

U.S. BANK NATIONAL ASSOCIATION, as Trustee

12% Senior Subordinated Toggle Notes Due 2019

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 15, 2010, between SPECTRUM BRANDS, INC., a Delaware corporation (the “Company”), the GUARANTORS listed on the signature page hereto (the “Guarantors”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Guarantors executed and delivered to the Trustee an Indenture dated as of August 28, 2009 (the “Indenture”) by and among the Company, the Guarantors and the Trustee, pursuant to which the Company’s 12% Senior Subordinated Toggle Notes Due 2019 (the “Notes”) were issued;

WHEREAS, the Company has entered into the Agreement and Plan of Merger, dated February 9, 2010, by and among SB/RH Holdings, Inc., Battery Merger Corp., Grill Merger Corp., Spectrum Brands, Inc. and Russell Hobbs, Inc., as amended from time to time (the “Merger Agreement”);

WHEREAS, the Company has solicited (the “Consent Solicitation”) the Holders to direct the Trustee to execute and deliver an amendment to the Indenture to amend certain definitions in Article I and certain covenants in Article IV in connection with the Merger Agreement (the “Amendments”);

WHEREAS, Section 9.02 of the Indenture provides that, subject to certain inapplicable exceptions, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes and the Note Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (the “Requisite Consents”);

WHEREAS, in connection with the Consent Solicitation, Holders that delivered and have not prior withdrawn a valid consent on a timely basis (the “Consenting Holders”) are entitled to receive a consent fee (the “Consent Fee”) with respect to the Notes in respect of which they have validly consented if the conditions to the Consent Solicitation are met;

WHEREAS, the Holders that have approved this Supplemental Indenture (as evidenced by their execution of a Consent Form) constitute Holders of at least a majority in aggregate principal amount of the Notes now outstanding and are willing to direct the Trustee to execute and deliver the Supplemental Indenture;

WHEREAS, consistent with the practice of the Depository Trust Company (“DTC”), DTC has authorized direct participants in DTC set forth in the position listing of DTC as of the date hereof to approve this Supplemental Indenture as if they were Holders of the Notes held of record in the name of DTC or the name of its nominee;

WHEREAS, the Trustee has been directed by the Holders of the requisite principal amount of Notes to execute and deliver the Supplemental Indenture in its capacity as Trustee;

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by the Company and each Guarantor and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

WHEREAS, the Company has agreed to indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Supplemental Indenture, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith; and

NOW, THEREFORE, in consideration of the above premises, and for the purpose of memorializing the amendments to the Indenture consented to by the Holders, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENT OF INDENTURE

Section 1.1 Amendment to Definitions. Section 1.01 of the Indenture is hereby amended as follows:

(a) The definition of “Change of Control” is hereby amended as follows:

(i) Clause (c) of the provision contained therein is hereby amended and restated in its entirety as follows:

“(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Harbinger Parties and their Affiliates becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company;”

(ii) Clause (e) of the provision contained therein is hereby amended and restated in its entirety as follows:

“(e) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (ii) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the ultimate Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person; provided that the Harbinger Parties and their Affiliates shall not be considered a “person” or “group” for purposes of clause (e).”

(b) The definition of “Continuing Directors” is hereby amended to delete the words “Issue Date” contained in clause (a) of the provision contained therein and the words “Merger Closing Date” are hereby inserted in place of the deleted text.

(c) The definition of “Credit Facilities” is hereby amended and restated in its entirety as follows:

““Credit Facilities” means (a) one or more debt facilities (including, without limitation, the Credit Agreement and the Exit Facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time; and (b) Indebtedness evidenced by bonds, notes, debentures or similar instruments.”

(d) The following new definitions are hereby inserted alphabetically into Section 1.01 of the Indenture:

““Battery Merger” means the merger of Battery Merger Corp. with and into the Company, pursuant to the Merger Agreement, or the merger of a newly-formed Subsidiary of the Company with and into Russell Hobbs, Inc., pursuant to Section 6.20 of the Merger Agreement.”

““Harbinger Parties” means Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd.”

““Merger Agreement” means the Agreement and Plan of Merger, dated as of February 9, 2010, by and among Parent, Battery Merger Corp., Grill Merger Corp., Spectrum Brands, Inc. and Russell Hobbs, Inc., as amended from time to time.”

““Merger Closing Date” means the date on which the closing of the mergers contemplated by the Merger Agreement occurs.”

““Parent” means SB/RH Holdings, Inc.”

Section 1.2 Amendment to Covenants. Article IV of the Indenture is hereby amended as follows:

(a) Section 4.07(b). The provision contained therein is hereby amended as follows:

(i) Subsection (vii) therein is hereby amended and restated in its entirety as follows:

“(vii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or Parent held by any employee, former employee, director or former director of the Company (or any of its Restricted Subsidiaries) or Parent or any permitted transferee of any of the foregoing pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement, and any payment by the Company to Parent to enable Parent to make such payments; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any fiscal year shall not exceed the sum of (x) $5.0 million and (y) the amount of Restricted Payments permitted but not made pursuant to this clause (vii) in the immediately preceding fiscal year;”

(ii) Subsection (viii) therein is hereby amended to delete the word “or” from the end thereof.

(iii) Subsection (ix) therein is hereby amended to delete the “.” at the end thereof and to insert “; or” in place of the deleted text.

(iv) The following text is hereby inserted following subsection (ix) thereof:

“(x) payments made to Parent (i) to allow Parent to pay Parent’s administrative expenses and corporate overhead, franchise fees, public company costs (including SEC and auditing fees) and customary director fees in an aggregate amount not to exceed $5 million in any calendar year; (ii) to allow Parent to pay premiums and deductibles in respect of directors and officers insurance policies obtained from third-party insurers and (iii) to allow Parent to pay income taxes attributable to the Company and its Subsidiaries in an amount not to exceed the amount of such taxes that would be payable by the Company and its Subsidiaries on a stand-alone basis (if the Company were a corporation and parent of a consolidated group including its Subsidiaries); provided that any payments pursuant to this clause (iii) in any period not otherwise deducted in calculating

Consolidated Net Income shall be deducted in calculating Consolidated Net Income for such period (and shall be deemed to be a provision for taxes for purposes of calculating Consolidated Cash Flow for such period).”

(b) Section 4.09(b). The provision contained therein is hereby amended as follows:

(i) Subsection (i) therein is hereby amended and restated in its entirety as follows:

“(i) the incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness under Credit Facilities (and the incurrence of Guarantees thereof) in an aggregate principal amount at any one time outstanding pursuant to this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $1.85 billion, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to permanently repay any such Indebtedness (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to Section 4.10;”

(ii) Subsection (viii) therein is hereby amended and restated in its entirety as follows:

“(viii) the incurrence by the Company or any Restricted Subsidiary of the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (viii), not to exceed $100 million; and”

(c) Section 4.11(b). The provision contained therein is hereby amended as follows:

(i) Subsection (vi) therein is hereby amended to delete the word “and” from the end thereof.

(ii) Subsection (vii) therein is hereby amended to delete the “.” at the end thereof and to insert “; and” in place of the deleted text.

(iii) The following text is hereby inserted following subsection (vii) thereof:

“(viii) the Battery Merger, the Merger Agreement and the related transactions, contracts and agreements contemplated by the Merger Agreement, including (without limitation) the Registration Rights Agreement and the Stockholder Agreement referred to therein.”

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Effect of Supplemental Indenture.

Prior to the Supplemental Indenture becoming effective, the Company shall deliver to the Trustee an Officers’ Certificate certifying that all conditions precedent provided for in the Indenture relating to the Supplemental Indenture have been satisfied. The Trustee may conclusively rely upon such certificate to establish that such Requisite Consents have been obtained. Upon the execution and delivery of this Supplemental Indenture by the Company, the Guarantors and the Trustee, the Indenture shall be modified in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes;

and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Notwithstanding the foregoing, the Amendments set forth herein will have no effect, and this Supplemental Indenture shall be null and void, if (a) the Consent Fee is not paid to the Consenting Holders in accordance with the terms and conditions of the Consent Solicitation and (b) the consummation of the Battery Merger has not occurred.

Section 2.2 Indenture Remains in Full Force and Effect.

Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3 Indenture and Supplemental Indenture Construed Together.

This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 2.4 Confirmation of Indenture.

The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects confirmed and ratified.

Section 2.5 Conflict with Trust Indenture Act.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act of 1939, such required provision shall control.

Section 2.6 Separability.

In case any one or more of the provisions contained in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7 Successors and Assigns.

All agreements in this Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the Company, the Guarantors and the Trustee.

Section 2.8 Certain Duties and Responsibilities of the Trustee.

In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee.

Section 2.9 Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY OTHER CONFLICTS OF LAW PROVISIONS.

Section 2.10 Counterparts.

This Supplemental Indenture may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written.

SPECTRUM BRANDS, INC.,
as Issuer

By:	/s/ Anthony L. Genito
Name: Anthony L. Genito
Title: Executive Vice President, Chief Financial Officer and Chief Accounting Officer

SPECTRUM JUNGLE LABS CORPORATION
TETRA HOLDING (US), INC.
ROV HOLDING, INC.
ROVCAL, INC.
UNITED INDUSTRIES CORPORATION
SCHULTZ COMPANY
SPECTRUM NEPTUNE US HOLDCO CORPORATION
UNITED PET GROUP, INC.
DB ONLINE, LLC
collectively, as Guarantors

By:	/s/ Anthony L. Genito
Name: Anthony L. Genito
Title: Vice President
U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Joshua A. Hahn
Name: Joshua A. Hahn
Title: Assistant Vice President